Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Pre-effective Amendment No. 4 to Registration Statement No. 333-144938 on Form S-1 which pursuant to Rule 429 is a post-effective amendment to Registration Statement No. 333-140370, of our report dated July 17, 2007, relating to the balance sheet of Eagle Rock Energy Partners GP, L.P. appearing in the Current Report on Form 8-K of Eagle Rock Energy Partners, L.P. filed July 18, 2007, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.
/s/ DELOITTE & TOUCHE LLP

Houston, Texas
November 19, 2007